Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-192476 and 333-194256

Free Writing Prospectus dated March 21, 2014

Fantex, Inc.

Beginning on March 17, 2014, several emails were exchanged between Fantex, Inc. (referred to in this filing as “we,” “us” or the “Company”) and reporter Nicholas Kapur from SumZero (together, the “Emails”), the transcript of which is attached hereto as Annex A. The email exchange references the initial public offerings of the Fantex Series Vernon Davis Convertible Tracking Stock (“Fantex Series Vernon Davis”) and the Fantex Series EJ Manuel Convertible Tracking Stock (“Fantex Series EJ Manuel”) of Fantex, Inc. (the “Vernon Davis Offering” and the “EJ Manuel Offering” respectively, and collectively the “Offerings”), which Offerings are covered by the Registration Statements on Form S-1 (File Nos. 333-192476 and 333-194256, respectively), as amended (the “Vernon Davis Registration Statement” and the “EJ Manuel Registration Statement” respectively, and collectively the “Registration Statements”), that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

You should consider statements in the Emails or contained herein only after carefully evaluating all of the information in the Company’s Registration Statements and the other documents incorporated by reference into such Registration Statements.

Forward-Looking Statements

This free writing prospectus contains forward-looking statements. Forward-looking statements reflect the Company’s current views with respect to, among other things, future events and performance. These statements may discuss the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, expectations regarding the commencement or completion of the Offerings, expectations for the use of the net proceeds from the Offerings, prospects, plans, market opportunities and the trends that may affect the Company, Vernon Davis or EJ Manuel. The Company generally identifies forward-looking statements by words such as “intend,” “expect,” “may,” “will,” “should” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company has filed registration statements (including preliminary prospectuses) with the SEC for each of the offerings to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectuses in the respective registration statements and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you these prospectuses if requested by calling toll-free 866-315-3482. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.

Annex A

Emails beginning March 17, 2014 between Fantex, Inc. and Nicholas Kapur of SumZero

Publication: SumZero

Reporter: Nicholas Kapur

Date: 3/17/14 — 3/19/14

Email (from Nicholas Kapur, SumZero to AlexaRae Antekeier, FP)

Date: 3/17/14

Time: 5:38 PM ET

AlexaRae,

I’ve got someone in mind for a Q&A here. A few necessary questions that we need addressed beforehand, though:

1. What requirements do you need to abide by in terms of SEC regulations regarding quiet periods and/or other media-related communications around your upcoming listings?

2. Are there any major considerations that we need to be aware of regarding what you can and cannot speak about regarding Fantex and its various offerings?

3. Can you give me a general time-line of major upcoming Fantex company events, e.g. proposed date of first offering, etc.?

4. Have you received any guidance from the SEC regarding interaction with the media?

5. Will you need to include any special disclosures in a interview with us?

Best,

Nick

Email (from AlexaRae Antekeier, FP to Nicholas Kapur, SumZero)

Date: 3/18/14

Time: 12:36 PM ET

That’s fantastic news, Nick! Appreciate you sending along the below questions. I’m compiling answers for you as we speak. Should have something back to you shortly.

Thanks,

AlexaRae

Email (from AlexaRae Antekeier, FP to Nicholas Kapur, SumZero)

Date: 3/19/14

Time: 11:42 AM ET

Hi Nick,

Here are the answers from Fantex to your below questions:

1. Fantex must comply with all federal securities law in connection with the offering of any Fantex tracking stock. Fantex will be in a “quiet period” with respect to any individual offering until Fantex believes the prospectus is substantially complete. All media related communications are filed as FWPs.

2. Given that Fantex will be involved in active offering, Fantex will only be able to discuss topics that are consistent with the information contained in its available prospectus.

3. We can provide you a time line when we announce a time line to the general public.

4. No, Fantex intends to comply with all applicable federal securities law when it communicates with the media.

5. No, but we will record the interview and file the interview as an FWP.

Please let me know if you have any other initial questions, and what the next steps may be for setting up the Q & A.

Thanks!

AlexaRae

Email (from Nicholas Kapur, SumZero to AlexaRae Antekeier, FP)

Date: 3/19/14

Time: 12:09 PM ET

Thanks, Alexa. This is quite helpful.

Our guy wants to familiarize himself with as much as possible this weekend before fully committing (but I’d say he’s likely in). Can you send me as much material as is available, i.e. prospectuses, marketing docs, press releases, etc? The full package please.

-Nick

Email (from AlexaRae Antekeier, FP to Nicholas Kapur, SumZero)

Date: 3/19/14

Time: 12:11 PM ET

Of course! I’ll work on getting the most updated media kit with everything and send it your way today. Circle back with you soon.

Thanks,

AlexaRae

Email (from Nicholas Kapur, SumZero to AlexaRae Antekeier, FP)

Date: 3/19/14

Time: 12:56 PM ET

Thank you much. Appreciate it.

-N

Email (from AlexaRae Antekeier, FP to Nicholas Kapur, SumZero)

Date: 3/19/14

Time: 4:33 PM ET

Hi Nick,

Here’s a compilation of all relative, updated Fantex materials for your analyst to review this week. Attached please find a company fact sheet, along with Buck’s official bio and headshot.

All press releases can be reviewed and downloaded here: https://fantex.com/press and the full prospectus can be accessed at this link: https://fantex.com/fantex-vernon-davis-215595/prospectus. In addition, brand videos of Vernon Davis and Arian Foster can be found at each link on the company website, respectively.

Please let me know if you need anything else, or if I can send along any other information that might be of help. As always, I’m an email away for any additional questions.

Thanks,

AlexaRae

Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. View the prospectus.

This email will be filed with the SEC and as such will be publicly available.

Email (from Nicholas Kapur, SumZero to AlexaRae Antekeier, FP)

Date: 3/19/14

Time: 4:58 PM ET

Thanks, Alexa. We’ll get back to you early next week with the next move, which I suspect will be a request to set up another call with Buck and our guy, Terry.

Best,

Nick

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